Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
OF
SERIES OF PREFERRED STOCK
DESIGNATED AS
SERIES A PREFERRED SECURITIES
OF
MORGANS HOTEL GROUP CO.
MORGANS HOTEL GROUP CO., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:
The board of directors of the Corporation (the “Board of Directors”), in accordance with the Certificate of Incorporation, Bylaws and applicable law, adopted the following resolution on October 14, 2009 creating a series of 75,000 shares of Preferred Stock of the Corporation designated as “Series A Preferred Securities”.
“RESOLVED, that pursuant to the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series, are as follows:
Section 1. Designation. There is hereby created out of the authorized and unissued shares of preferred stock of the Corporation a series of preferred stock designated (and defined herein) as the “Series A Preferred Securities”. Each Series A Preferred Security shall be identical in all respects to every other Series A Preferred Security.
Section 2. Number of Shares. The authorized number of Series A Preferred Securities shall be 75,000. Each Series A Preferred Security shall represent one share of Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Securities:
(a) “Affiliate” of any person means another person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise; provided, that, the existence of a management contract primarily for operational services provided by the Corporation or an Affiliate of the Corporation shall not be deemed to be control by the Corporation or such Affiliate, as the case may be.
(b) “Board Trigger Event” means, so long as the Common Stock Board Condition is satisfied, any of the following:
(i) the person nominated by the Investor pursuant to Section 5.7(b) of the Purchase Agreement for election to the Board of Directors (whether as its initial nominee or as a replacement director) (the “Investor Nominee”), other than at a meeting of stockholders where a purpose of such meeting is to elect directors, does not become a member of the Board of Directors within 60 days from the date of such nomination; or
(ii) an Investor Nominee is not elected as a director of the Board of Directors at a meeting of stockholders where a purpose of such meeting is to elect directors, and the Company does not, within 30 days from the date of such meeting, create an additional seat on the Board of Directors and has made available such seat to the Investor Nominee.
A Board Trigger Event shall commence at the applicable time referred to in clause (i) or (ii) above and shall cease to continue when either (i) an Investor Nominee becomes a member of the Board of Directors or (ii) the Company shall have created or otherwise made available an additional seat on the Board of Directors and has made available such seat to an Investor Nominee.
(c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.
(d) “ByLaws” means the bylaws of the Corporation, as they may be amended from time to time.
(e) “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Securities, as it may be amended from time to time.
(f) “Certification of Incorporation” shall mean the certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.
(g) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(h) “Common Stock Board Condition” has the meaning ascribed to such term in the Purchase Agreement.
(i) “Competitor” means a person that engages in the business of operating, licensing, franchising or managing a hotel brand or group of hotels, it being agreed and acknowledged that, for the avoidance of doubt, an investment fund or other person that engages in any such business primarily for investment purposes shall not constitute a “Competitor” hereunder.
(j) “Dividend Rate” means (i) prior to the fifth anniversary of the Original Issue Date, a per annum rate of 8%, (ii) during the period on and after the fifth anniversary date of the Original Issue Date to the day immediately preceding the seventh anniversary date of the Original Issue Date, a per annum rate of 10%, and (iii) at any time on and after the seventh anniversary of the Original Issue Date, a per annum rate of 20%; provided, that, during the continuance of a Board Trigger Event, the Dividend Rate under each of clause (i), (ii) or (iii), as applicable, shall be increased by 4% per annum.
(k) “Investors” means Yucaipa American Alliance Fund II, LP, a Delaware limited partnership, and Yucaipa American Alliance (Parallel) Fund II, L.P., a Delaware limited partnership, which are collectively purchasing 75,000 Series A Preferred Securities on the Original Issue Date.
(l) “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than the Series A Preferred Securities) the terms of which expressly provide that it ranks junior to Series A Preferred Securities either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(m) “Original Issue Date” means October 15, 2009.
(n) “Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Securities) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Securities as to dividend rights and/or as to rights on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accumulate cumulatively or non-cumulatively).
(o) Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Securities.
(p) “Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, by and among the Corporation and the Investors.

Section 4. Dividends.
(a) Rate. Holders of Series A Preferred Securities shall be entitled to receive, on each Series A Preferred Security, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Dividend Rate on (i) the amount of $1,000 per Series A Preferred Security and (ii) the amount of accumulated and unpaid dividends on such Series A Preferred Security. Such dividends shall begin to accumulate and be cumulative from the Original Issue Date, shall compound on each Dividend Payment Date and shall be payable in arrears (as provided below in this Section 4(a)), but only if, as and when declared by the Board of Directors or a duly authorized committee of the Board of Directors on each January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”), commencing on January 15, 2010; provided, that, if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, any dividend payable on Series A Preferred Securities on such Dividend Payment Date shall instead be payable on the immediately succeeding Business Day, and no additional dividends will accumulate as a result of that postponement. Dividends payable on the Series A Preferred Securities in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series A Preferred Securities on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Dividends that are payable on Series A Preferred Securities on any Dividend Payment Date will be payable to holders of record of Series A Preferred Securities as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day immediately preceding the next Dividend Payment Date. Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.
Holders of Series A Preferred Securities shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Securities as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b) Priority of Dividends. So long as any Series A Preferred Securities remain outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock, Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly during a Dividend Period, unless all accumulated and unpaid dividends for all past completed Dividend Periods, including the latest completed Dividend Period (including, if applicable, dividends on such amount as provided in Section 4(a) above), on all outstanding Series A Preferred Securities have been declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside in trust for the benefit of the holders of Series A Preferred Securities on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock by the Corporation in connection with the administration of any employee benefit plan of the Corporation in the ordinary course of business, (ii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan of the Corporation or any redemption or repurchase of rights pursuant to any such stockholders’ rights plan; (iii) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustee or custodians; and (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock.
The Corporation shall not permit any subsidiary of the Corporation to redeem, purchase or otherwise acquire for value, or set apart money for any sinking fund for the purpose thereof, any Common Stock or any other shares of Junior Stock unless the Corporation is permitted, pursuant to the immediately preceding paragraph, to so redeem, purchase or otherwise acquire such Common Stock or any other shares of Junior Stock at such time and in such manner.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date therefor falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A Preferred Securities and any shares of Parity Stock, all dividends declared on the Series A Preferred Securities and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date therefor falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accumulated and unpaid dividends per security on the Series A Preferred Securities (including, if applicable, dividends on such amount as provided in Section 4(a) above) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date therefor falling within the Dividend Period related to such Dividend Payment Date) bear to each other.
Subject to the foregoing, holders of Series A Preferred Securities shall not be entitled to participate in any dividends (payable in cash, securities or other property) that are (i) duly declared by the Board of Directors or any duly authorized committee of the Board of Directors and in compliance with the provisions hereof and (ii) paid on any securities (other than the Series A Preferred Securities), including Common Stock and other Junior Stock, from time to time out of any funds legally available for such dividends.

Section 5. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Securities shall be entitled to receive for each Series A Preferred Security, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Securities as to such distribution, payment in full in an amount equal to the sum of (i) $1,000 per security and (ii) the amount of any accumulated and unpaid dividends thereon (including, if applicable, dividends on such amount as provided in Section 4(a) above), whether or not declared, to the date of payment.
(b) Partial Payment. If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A Preferred Securities and all holders of any stock of the Corporation ranking equally with the Series A Preferred Securities as to such distribution, the amounts paid to the holders of Series A Preferred Securities and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A Preferred Securities and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series A Preferred Securities, on which dividends accumulate on a cumulative basis, an amount equal to any accumulated and unpaid dividends (including, if applicable, dividends on such amount as provided in Section 4(a) above), whether or not declared, as applicable), provided, that, the Liquidation Preference for any Series A Preferred Security shall be determined in accordance with Section 5(a) above.
(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Securities, and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Securities as to distributions has been paid in full, the holders of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Securities as to distributions shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d) Merger or Consolidation Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Securities receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6. Redemption.
(a) Optional Redemption. The Corporation, at its option, may redeem, in whole at any time or in part from time to time, the Series A Preferred Securities at the time outstanding, upon notice given as provided in Section 6(d) below, at a redemption price equal to the sum of (i) $1,000 per security and (ii) the accumulated and unpaid dividends thereon (including, if applicable, dividends on such amount as provided in Section 4(a) above), whether or not declared, to the redemption date; provided, that, the minimum number of Series A Preferred Securities redeemable at any time is the lesser of (i) 5,000 Series A Preferred Securities and (ii) the number of Series A Preferred Securities outstanding.
(b) Payment of Redemption Price. The redemption price for any Series A Preferred Securities shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
(c) No Sinking Fund. The Series A Preferred Securities will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Securities will have no right to require redemption of any Series A Preferred Securities.
(d) Notice of Redemption. Notice of every redemption of Series A Preferred Securities shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A Preferred Securities designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Preferred Stock; provided, that, with respect to any such notice to an Investor or any of its Affiliates, such notice shall be conclusively presumed to have been duly given only upon delivery of such notice to such person in the manner required under the Purchase Agreement. Notwithstanding the foregoing, if the Series A Preferred Securities are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Securities at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of Series A Preferred Securities to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(e) Partial Redemption. In case of any redemption of part of the Series A Preferred Securities at the time outstanding as permitted in Section 6(a), the Series A Preferred Securities to be redeemed shall be selected pro rata among the holders of Series A Preferred Securities. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Corporation, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accumulate on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all right with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holder thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
(g) Status of Redeemed Shares. Series A Preferred Securities that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided, that, any such cancelled Series A Preferred Securities may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Securities).
Section 7. Conversion. Holders of Series A Preferred Securities shall have no right to exchange or convert such shares into any other securities.
Section 8. Voting Rights.
(a) General. The holders of Series A Preferred Securities shall not have any voting rights except as set forth below or as otherwise from time to time required by applicable law. Notwithstanding anything to the contrary herein, the holders of Series A Preferred Securities may, by a vote of at least a majority of the outstanding Series A Preferred Securities, limit or eliminate any or all of the matters over which holders of Series A Preferred Securities, voting as a class, have voting or consent rights pursuant to Section 8(b) or 8(c).

(b) Class Voting Rights as to Particular Matters. So long as any Series A Preferred Securities remain outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least a majority of the Series A Preferred Securities at the time outstanding, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Securities with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;
(ii) Amendment of Series A Preferred Securities. (A) Any amendment, alteration or repeal of any provision of the Certificate of Incorporation (whether by merger or otherwise) that has a material adverse affect on the rights, preferences, privileges or voting powers of the Series A Preferred Securities or (B) any amendment, alteration or repeal of any provision of this Certificate of Designations;
provided, however, that, for all purposes of this Section 8(b), any increase in the amount of the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to the Series A Preferred Securities with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to have a material adverse affect on the rights, preferences, privileges or voting powers of the Series A Preferred Securities.
(c) Class Voting Rights as to Certain Transactions So Long as the Investors and Their Affiliates Collectively Hold at Least a Majority of the Series A Preferred Securities. So long as the Investors and their Affiliates collectively hold at least a majority of the Series A Preferred Securities outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the prior approval (by vote or consent) of the holders of at least a majority of the outstanding Series A Preferred Securities, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any transaction (x) involving the acquisition (including by merger, consolidation, other business combination, or acquisition of all or substantially all of the assets of the Corporation, other than an acquisition that is an acquisition of substantially all of the assets of the Corporation as the result of the disposition by the Corporation of real estate assets where the Corporation will continue to engage in the business of managing hotel properties and other real property assets) of the Corporation by any third party or (y) pursuant to which the Series A Preferred Securities are converted or otherwise reclassified into or exchanged for securities of another entity. Upon written request by the Corporation, the Investors shall promptly furnish the Corporation with the number of Series A Preferred Securities held by the Investors and their Affiliates.

(d) Changes after Provisions for Redemption. No vote or consent of the holders of Series A Preferred Securities shall be required pursuant to Section 8(b) or Section 8(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, (i) with respect to any Series A Preferred Securities held by any of the Investors or any of their Affiliates, all such shares have been redeemed pursuant to Section 6, and (ii) with respect to any other Series A Preferred Securities, such shares shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption pursuant to Section 6. Promptly upon written request from the Corporation from time to time, each Investor and any of its Affiliates holding Series A Preferred Securities shall provide the Corporation with its wire transfer instructions for the payment of the redemption price for Series A Preferred Securities redeemed by the Corporation pursuant to Section 6.
(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Securities (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents, any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or a duly authorized committee of the Board of Directors, in its reasonable discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Securities is listed or traded at the time. With respect to any holders of Series A Preferred Securities that are not Affiliates of an Investor (the “Non-Yucaipa Holders”), such rules and procedures shall provide that in connection with any vote or consent of holders of Series A Preferred Securities, the Series A Preferred Securities held by the Non-Yucaipa Holders shall be deemed to be voted in favor of the recommendation of the Board of Directors by each Non-Yucaipa Holder that has not notified the Corporation within 10 Business Days of the date on which the notice of such proposed vote or consent was first given in accordance with the terms hereof that such Non-Yucaipa Holder is withholding its vote or consent on such matter.

Section 9. Transfer.
(a) Restrictions on Transfer.
(i) Subject to Section 5.9 of the Purchase Agreement, no holder of Series A Preferred Securities shall pledge, sell, encumber, assign or otherwise transfer all or any portion of its Series A Preferred Securities prior to the third anniversary date of the Original Issue Date (the “Third Anniversary”); provided, that, nothing in this clause (i) shall restrict the rights of a holder of Series A Preferred Securities that is an investment fund under common control with The Yucaipa Companies, LLC (a “Yucaipa Fund Holder”) to sell, assign or otherwise transfer (A) any or all of its Series A Preferred Securities to a subsidiary of such Yucaipa Fund Holder or to another Yucaipa Fund Holder (including an “alternative investment vehicle” that is affiliated with such Yucaipa Fund Holder) or (B) all of its Series A Preferred Securities to the persons directly holding the equity interests in the Yucaipa Fund Holder in connection with a liquidation of such Yucaipa Fund Holder in accordance with the provisions of the constituent documents of such Yucaipa Fund Holder.
(ii) For the period commencing on the Third Anniversary and ending on the day immediately preceding the seventh anniversary date of the Original Issue Date (the “Seventh Anniversary”), a holder of Series A Preferred Securities may pledge, sell, encumber, assign or otherwise transfer all or any portion of its Series A Preferred Securities to any person, other than a Competitor.
(iii) On and after the Seventh Anniversary, a holder of Series A Preferred Securities may pledge, sell, encumber, assign, or otherwise transfer all or any portion of its Series A Preferred Securities to any person.
(b) Certificates. Upon surrender of any certificate(s) representing Series A Preferred Securities to the Corporation or, if the Corporation so instructs the holder thereof in writing, at the office of its transfer agent, if any, with assignment documentation duly executed, the Corporation shall, without charge, execute and deliver a new certificate representing Series A Preferred Securities in the name of the assignee named in such instrument of assignment. If certificate(s) representing Series A Preferred Securities are assigned in part only, the Corporation shall, upon surrender of such certificate(s), execute and deliver a new certificate evidencing the Series A Preferred Securities that such holder has not assigned.
(c) Legends. Unless the Series A Preferred Securities have been registered under the Securities Act or transferred pursuant to Rule 144 to a person who is not an affiliate of the Corporation, it is understood and agreed that any certificate representing Series A Preferred Securities shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, OR OTHERWISE DISPOSED OF IN ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT.

Section 10. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Securities may deem and treat the record holder of any Series A Preferred Security as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 11. Notices. All notices or communications in respect of Series A Preferred Securities shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law. Notwithstanding the foregoing, if the Series A Preferred Securities are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series A Preferred Securities in any manner permitted by such facility.
Section 12. No Preemptive Rights. No Series A Preferred Security shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
Section 13. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.
Section 14. Other Rights. The Series A Preferred Securities shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

In Witness Whereof, MORGANS HOTEL GROUP CO. has caused this certificate to be signed by Marc Gordon, its President, this 15th day of October, 2009.

MORGANS HOTEL GROUP CO.
By:	/s/ Marc Gordon
Name: Marc Gordon Title: President